Exhibit 1.1

PLACEMENT AGENT AGREEMENT

(FPB Bancorp, Inc.)

[                    ], 2010

Kendrick Pierce & Company Securities, Inc.

511 West Bay Street, Suite 300

Tampa, FL 33606

Re:	Private Placement of Stock

Ladies and Gentlemen:

FPB Bancorp, Inc. (the “FPBI”) hereby confirms its agreement with Kendrick Pierce & Company Securities, Inc. (the “Placement Agent” or “you”) as follows:

1) Introduction. This Agreement (“Agreement”) sets forth the understanding, representations, and agreements whereby you will offer and sell, on an exclusive best efforts basis, up to 2,500,000 units (the “Units”) of FPBI, with each unit consisting of four shares of FPBI’s common stock, par value $0.01 per share (the “Common Stock”), and a warrant to purchase up to one share of Common Stock (the “Warrants”), in a public offering (the “Offering”), which will be registered with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). This Agreement shall only apply and relate to the Offering. The offering price per Unit will be $4.00.

Promptly after the execution of this Agreement, FPBI will prepare and file with the Commission a prospectus in accordance with the provisions of Rule 430A and Rule 424(b) under the 1933 Act. FPBI has previously advised you of all information (financial and other) that will be set forth therein. Such prospectus in the form first furnished to you for use in connection with the Offering is herein called the “Prospectus.” Further, the term “Initial Registration Statement” means FPBI’s registration statement on Form S-1 (Registration No. 333-167106), as amended (if applicable), at the time it became effective, and the term “Rule 462(b) Registration Statement” means a registration statement filed by FPBI pursuant to Rule 462(b) under the 1933 Act for the purpose of registering any of the Units under the 1933 Act.

FPBI understands that you propose to make a public offering of the Units as soon as you deem advisable after this Agreement has been executed and delivered.

2) Representations and Warranties. FPBI represents and warrants to, and agrees with you, as follows:

a) Compliance with Registration Requirements. The Units have been duly registered under the 1933 Act pursuant to the Registration Statement. Each of the Initial Registration Statement and any Rule 462(b) Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Initial Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of FPBI, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Initial Registration Statement, any Rule 462(b) Registration Statement and any post-effective amendments thereto became or become effective and on the date of each Closing, the Initial Registration Statement, any Rule 462(b) Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the regulations promulgated under the 1933 Act Regulations (the “1933 Act Regulations”) and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued, on the date of each Closing, and at any time when a prospectus is required by applicable law to be delivered in connection with sales of Units, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information regarding the Placement Agent furnished to FPBI in writing by Placement Agent expressly for use in the Registration Statement or Prospectus.

Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed, in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and each preliminary prospectus and the Prospectus and any amendments or supplements thereto delivered to the Placement Agent for use in connection with the Offering of the Units was identical to the electronically transmitted copy thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

b) Organization, Status and Corporate Power. FPBI is a bank holding company duly organized, validly existing, with active status under the laws of the State of Florida, with corporate power and authority to own, lease, and operate its properties and conduct its business as described in the Prospectus. First Peoples Bank (the “Bank”) is a Florida-state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). Each subsidiary of FPBI (individually a “Subsidiary” and collectively the “Subsidiaries”) is an entity organized, validly existing and with active status under the laws of its respective jurisdiction of organization with the requisite power and authority under such laws to own, lease and operate its properties and conduct its business as described in the Prospectus. FPBI and each Subsidiary is registered or qualified to transact business as a foreign corporation and have active status in each other jurisdiction in which it owns or leases property of a nature, or transact business of a type, that would make such qualification necessary, except those jurisdictions where non-qualification would not have a material adverse effect on the condition (financial or otherwise), results of operations, business, operations, assets or properties of FPBI or any Subsidiary (a “Material Adverse Effect”).

c) Financial Statements. The historical fiscal year end financial statements of FPBI and any related notes thereto, included in the Prospectus, have been audited by FPBI’s certified public accountants and present fairly the financial position of FPBI, as of the dates of such financial statements and the results of operations and cash flows for the periods specified. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as may be otherwise stated therein or in the Prospectus. All year end adjustments necessary for a fair presentation of the results for such periods have been made.

d) Taxes. FPBI and the Bank have properly filed all necessary federal, state, local, and foreign income tax returns required to be filed by them and have paid all taxes shown as due and payable thereon (or have obtained appropriate extensions), except for taxes that are being contested in good faith and for which adequate reserves have been established in FPBI’s financial statements. No tax deficiency has been asserted or, to the knowledge of FPBI, threatened to be asserted against FPBI.

e) Litigation and Governmental Proceedings. Except as disclosed in the Prospectus, there is no action, suit or proceeding before or by any government, governmental instrumentality or court, domestic or foreign, now pending or, to the knowledge of FPBI, threatened against FPBI or any Subsidiary that is required to be disclosed in the Prospectus, that could reasonably be expected to have a Material Adverse Effect, or that could reasonably be likely to have a material adverse effect upon the consummation of the transactions contemplated in this Agreement. No pending legal or governmental proceedings to which FPBI or any Subsidiary is a party that are not described in the Prospectus, including ordinary routine litigation incidental to its businesses, if decided adversely, is reasonably likely to have a Material Adverse Effect.

f) No Governance or Contractual Violations. Neither FPBI nor any Subsidiary is in violation of any provision of its articles of incorporation or bylaws nor in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound or to which any of its properties may be subject.

g) Properties and Assets. FPBI and each Subsidiary has good and marketable title to all properties and assets described in the Prospectus as owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as (i) is described in the Prospectus or (ii) is neither material in amount nor materially significant in relation to the business of FPBI or a Subsidiary; all of the leases and subleases material to the business of FPBI or any Subsidiary and under which it holds properties described in the Prospectus are in full force and effect, and FPBI has no notice of any material claim that has been asserted by anyone adverse to the rights of FPBI or any Subsidiary under any of the leases or subleases referenced above, or affecting or questioning the right of FPBI or any Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease; the respective agreements to which FPBI or any Subsidiary is a party as described in the Prospectus are valid and enforceable in accordance with their terms, except in all cases to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the enforcement of creditors’ rights and remedies generally and the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which the proceedings may be brought; and, to FPBI’s knowledge, the other contracting party or parties thereto are not in breach or default under any of such agreements.

h) Permits. FPBI and each Subsidiary owns, possesses or has obtained all governmental licenses, permits, certificates, consents, orders, approvals and other authorizations necessary to own or lease, as applicable, and to operate its properties and to carry on its business in the manner described in the Prospectus, except where the failure to obtain such governmental licenses, permits, certificates, consents, order, approvals or other authorizations would not reasonably be expected to have a Material Adverse Effect, and FPBI has not received any notice of proceedings relating to revocation or modification of any such licenses, permits, certificates, consents, orders, approvals or authorizations, and all such licenses, permits, certificates, consents, orders, approvals and authorizations are in full force and effect.

i) Insurance. FPBI and each Subsidiary maintains insurance of the types and in the amounts reasonably necessary to operate its business including, but not limited to, insurance covering real and personal property owned or leased by it against theft, damage, destruction, acts of vandalism, liability and malpractice and all other risks customarily insured against, and such fidelity bonds as may be required under applicable law, and all of which insurance is in full force and effect.

j) Employee Relations. No labor problem exists with the employees of FPBI or any Subsidiary nor, to the knowledge of FPBI, is imminent; and to the knowledge of FPBI there is no existing or imminent labor disturbance by the employees of FPBI’s principal suppliers, contractors or customers that could reasonably be expected to have a Material Adverse Effect.

k) ERISA. FPBI has not engaged in any transaction in connection with which it could be subject to either a civil penalty assessed pursuant to Section 502(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a tax imposed by Section 4975 of the Internal Revenue Code. FPBI has not provided any pension or other plan subject to ERISA other than any 401(k) plan, employee group health plan, employee group term life insurance plan, or employee long-term disability plan which might exist.

l) Patent and Proprietary Rights. Except as disclosed in the Prospectus, FPBI and each Subsidiary owns or possesses or has the right to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets or other unpatented and/or unpatentable proprietary or confidential information systems or procedures), trademarks, service marks and trade names (collectively “patent and proprietary rights”) currently employed by it in connection with the business now operated by it, except where the failure to so own, possess or acquire the right to use such patent and proprietary rights is not reasonably likely to have a Material Adverse Effect, and neither FPBI nor any Subsidiary has received any notice nor is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any patent or proprietary rights.

m) No Regulatory Violations. Neither FPBI nor any Subsidiary has been (by virtue of any action, omission to act, contract to which it is a party or by which it is bound, or any occurrence or state of facts) in violation of any applicable federal or state statute, law, rule or regulation and no order has been issued pursuant thereto (including but not limited to any aspect of banking, financial institution holding company, environmental protection, occupational safety and health, and equal employment practices) heretofore or currently in effect, except to the extent described in the Prospectus, or such other violation that has been fully cured or satisfied without recourse, or where such violation is not reasonably likely to have a Material Adverse Effect .

n) No Acquisitions. Neither FPBI nor any Subsidiary has any agreement or understanding with any entity concerning the future acquisition (i) by it or any affiliated entity of a controlling interest in any entity that is required by applicable law or regulation to be disclosed and that is not disclosed in the Prospectus; or (ii) of a controlling interest in it by any entity that is similarly required to be but not disclosed in the Prospectus.

o) Internal Accounting Controls. FPBI and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and with applicable law and regulations, and to maintain accountability for assets; (iii) access to material assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

p) Capital Structure. As of the date of this Agreement, the authorized capital of FPBI consists of 5,000,000 shares of Common Stock, of which 2,058,047 shares are issued and outstanding, and 1,000,000 shares of preferred stock, 5,800 shares of which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which have been issued to the United States Department of the Treasury (the “Treasury”). During the term of the Offering, no other shares of capital stock of FPBI are or will be issued and outstanding, except shares issued pursuant to the Offering or issued in connection with the exercise of outstanding stock options issued pursuant to FPBI’s existing stock option plans, or outstanding warrants presently owned by the Treasury. The Units (including the shares underlying the Units and Warrants) being offered through the Offering have been duly authorized for issuance and, when issued and delivered by

FPBI against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable. The Units (including the shares underlying the Units and Warrants) to be issued in the Offering will conform, in all material respects, to the description thereof contained in the Prospectus. FPBI has not granted any subscriptions, warrants, options, or other rights to acquire shares of, or any securities exchangeable for or convertible into shares of, any capital stock of FPBI other than that described in the Prospectus.

q) Binding Agreement. This Agreement has been duly authorized, executed, and delivered by FPBI, and this Agreement is the valid and legally binding obligation of FPBI enforceable in accordance with its terms, except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, affecting creditors’ rights and remedies generally, (ii) the availability of the equitable remedy of specific performance and injunctive relief is subject to equitable defenses and to the discretion of the court before which any proceeding may be brought, and (iii) enforcement of the provisions hereof relating to indemnification and contribution may be limited or unenforceable under applicable federal and state, or other securities laws or the public policy underlying such laws. The execution and delivery of this Agreement, and the issuance and sale of the Units (including the shares underlying the Units and Warrants) by FPBI and the consummation of the transactions contemplated by this Agreement, will not result in the breach, or be in violation, of any provision of any material agreement, franchise, license, indenture, mortgage, deed of trust, or other instrument to which FPBI is a party or by which it is bound, except in any case for such breaches or violations that would not have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or assets of FPBI or any effect on the issuance and validity of the Units (including the shares underlying the Units and Warrants) sold in the Offering.

r) Additional Information. Any written or oral information provided in addition to the Prospectus to prospective investors by FPBI or any of its agents (other than any such information provided by you and with respect to which we make no representation or warranty) will not contain, when considered in the context of the information contained in the Prospectus considered as a whole and in any other such additional information so furnished, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Copies of all such written information will be promptly given to you.

s) Due Diligence Requests. FPBI agrees that it will furnish or make available to you and your counsel any and all documentation reasonably requested in connection with your due diligence efforts including without limitation background information of the officers and directors of FPBI, a detailed business plan, and communications with and reports from Federal and Florida regulatory agencies, to the extent permitted by applicable laws, rules and regulations.

t) Consent, Approval, Etc. No consent, approval, authorization, or other order of any court, regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement, the issuance and sale of the Units (including the shares underlying the Units and Warrants), or the consummation of the transactions contemplated by this Agreement, except for approvals of FPBI’s shareholders required to increase FPBI’s authorized shares as contemplated hereby.

u) No Conflicts. The execution and delivery of this Agreement and, subject to the approvals required from FPBI”s shareholders, the consummation of the transactions contemplated by this Agreement, the issuance and sale of the Units (including the shares underlying the Units and Warrants) by FPBI, the compliance by FPBI with all of the provisions of this Agreement and the Escrow Agreement, and the consummation of the transactions herein contemplated, do not and will not conflict with or constitute a breach or violation of the Articles of Incorporation or Bylaws of FPBI or any of the terms or provisions of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which FPBI is a party, by which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over FPBI or any of its properties, which conflict, breach, default or violation would reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate; and no consent, approval, authorization, order, license, certificate, permit, registration or qualification of or with any such court or other governmental agency or body is required to be obtained by FPBI for the issuance and sale of the Units (including the shares underlying the Units and Warrants), or the consummation by FPBI of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, licenses, certificates, permits, registrations or qualifications as have already been obtained, or as may be required under applicable federal or state securities laws.

v) No Material Changes. Since the respective dates as of which information is given in the Prospectus, except as otherwise stated therein, there has not been (i) any material adverse change in the business, properties, assets, rights, operations, results of operations, or condition (financial or otherwise) of FPBI or any of its Subsidiaries; (ii) any transaction that is material to FPBI or any of its Subsidiaries, except transactions in the ordinary course of business; (iii) any obligation that is material to FPBI or any of its Subsidiaries, direct or contingent, except obligations incurred in the ordinary course of business; (iv) any change that is material with respect to the capital stock or outstanding indebtedness of FPBI or any of its Subsidiaries; or (v) any dividend or distribution of any kind declared, paid or made with respect to the capital stock of FPBI or any of its Subsidiaries.

w) Affiliation with FINRA Member Firm. No officer or director of FPBI, nor, to the knowledge of FPBI, any record or beneficial owner of 5% or more of FPBI’s securities, is associated or affiliated (directly or indirectly) with any firm that is a member of the Financial Industry Regulatory Authority (“FINRA”).

x) FINRA Matters. All of the information provided to the Placement Agent or to counsel for the Placement Agent by FPBI, and its officers and directors in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA Conduct Rule 2710 or 2720 is true, complete and correct.

y) Unlawful Contributions. Neither FPBI, nor any director, officer, employee, or other person associated with it, acting on behalf of FPBI, has used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

z) Related Party Transactions. Except for loans made in the ordinary course of business and on customary terms and conditions, no material transaction has occurred, and there is no agreement or understanding with respect to such a transaction, between or among FPBI or the Bank, on the one hand, and any of their officers, directors, organizers, 10% shareholders, or any affiliate of any such officer, director, organizer, or shareholder, on the other hand, that is not described in the Prospectus.

aa) SEC Reports; Financial Statements. FPBI has filed all reports, schedules, forms, statements and other documents required to be filed by FPBI under the 1933 Act and the Units Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as FPBI was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Financial Statements of FPBI included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such Financial Statements or the notes thereto and except that unaudited Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of FPBI and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

bb) Not an Investment Company. FPBI is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

cc) Auditor Independence. Hacker, Johnson & Smith, P.A., who are reporting upon the audited financial statements included in the Registration Statement, are independent with respect to FPBI as determined by reference to applicable federal and state law and regulation.

dd) Nasdaq Capital Market. The outstanding shares of FPBI’s Common Stock and the shares of Common Stock underlying the Units and Warrants have been approved for listing, subject only to official notice of issuance, on the Nasdaq Capital Market.

ee) Absence of Manipulation. FPBI has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Units.

All representations and warranties made by FPBI in this Agreement shall be deemed to be made as of the date of this Agreement and as of the date of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time.

3) Sale of Units.

a) Appointment of Placement Agent and Sale Price. On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, FPBI hereby appoints you as its exclusive financial advisor and Placement Agent for the Offering and grants you the exclusive right to offer and sell, as Placement Agent, the Units, at a price of $4.00 per Unit during the period between the date hereof and the Final Sales Termination Date (as defined below). Your agency hereunder shall continue until the “Final Sales Termination Date,” which shall be the earlier of (i) the completion of 3,250,000 units in the Offering (the “Maximum Offering Amount”), (ii) [                    ], 2010, unless extended by FPBI’s Board of Directors until no later than [                    ], 2010, (iii) such date on which you and FPBI agree in writing to terminate the Offering, or (iv) a termination of this Agreement or the Offering pursuant to an express provision of this Agreement. In the event you are unable to sell 250,000 Units in the Offering (the “Minimum Offering Amount”) prior to Final Sales Termination Date, this Agreement shall terminate and you shall direct the Escrow Agent (defined below) to promptly refund to any person who has subscribed for any of the Units the full amount which has been received from them, and no party shall have any obligation to the other party hereunder, except as provided in Sections 7 and 8 hereof.

b) Subscriptions. Both the Placement Agent and FPBI shall have the right to reject the tender of any subscription for Units in the Offering for any reason whatsoever in their sole and absolute discretion.

c) Subscription Payments. The Placement Agent has made arrangements for placing proceeds received from subscription for Units in a non-interest bearing escrow account with the Escrow Agent until the Closing or the termination of this Agreement, with a provision for the prompt refund to the subscribers as set forth above, or for delivery to FPBI if Units from this Offering are sold. The Placement Agent acknowledges and agrees that it will be a party to an Escrow Agreement (the “Escrow Agreement”), by and among the Placement Agent, NorthStar Bank (the “Escrow Agent”), and FPBI in a form mutually satisfactory to the parties. The Placement Agent will promptly upon receipt deliver all cash and checks received by it from subscribers to purchase the Units to the Escrow Agent. All such subscription proceeds are to be deposited with the Escrow Agent pursuant to the Escrow Agreement. All checks for subscriptions shall be made payable to “FPB Bancorp, Inc. Escrow Account” or “First Peoples Bank, Escrow Agent for FPB Bancorp, Inc.” If any checks made payable to FPBI or its transfer agent or subscription payments are delivered to Placement Agent or any Selected Dealer (as defined in Section 3(e) below), the Placement Agent or the Selected Dealer, as the case may be, will forward such checks to the Escrow Agent by noon of the next business day after receipt thereof. If the Offering shall terminate prior to the sale of the Units due to the failure to sell the Minimum Offering Amount or any other condition precedent, all amounts paid by subscribers to purchase the Units will be promptly refunded, without the payment of any interest earned thereon or any deduction for expenses.

d) Closing. The initial closing (the “Closing”) shall take place no later than 10 business days after FPBI has received subscriptions to purchase at least the Minimum Offering Amount and all other conditions precedent to the consummation of the Offering are satisfied, including, without limitation, the receipt of all required final regulatory approvals for the Offering. The Closing will take place at a location and time to be mutually agreed upon. FPBI shall ensure that all conditions precedent to the Closings, as set forth in Section 6 below, or as otherwise set forth in this Agreement, have been satisfied prior to issuing any Units.

e) Selected Dealers. You may utilize other broker-dealers acceptable to you and FPBI (“Selected Dealers”) who are members in good standing of FINRA and registered in each state in which the Offering is conducted to assist you in the sale of Units in the Offering upon such compensation terms and conditions as are set forth in Section 7 below and to enter into agreements for the offer and sale of Units adopting such provisions of this Agreement for the benefit of the Selected Dealers as you deem appropriate. Your agreement with each Selected Dealer shall contain indemnification provisions in favor of FPBI in the form of paragraph 11 of the form of Selected Dealer Agreement attached to this Agreement as Exhibit A.

f) Blue Sky Matters. FPBI shall use its commercially reasonable efforts, in cooperation with the Placement Agent, to qualify the Units for the offer and sale of the Units, or comply with an exemption therefrom, under the applicable securities laws of such jurisdictions as the Placement Agent may reasonably designate and to maintain such qualification or exemption in effect throughout the term of the Offering and through the Closing; provided, however, that FPBI shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. Further, FPBI shall cause its counsel to prepare a customary Blue Sky memorandum for use in connection with the offering of the Units, which memorandum shall state that Placement

Agent may rely on it, and a copy of such Blue Sky memorandum shall be delivered to each of FPBI and the Placement Agent. The Placement Agent agrees not to (i) solicit any persons in the Offering who reside in a state where either the offer and sale of the Units has not been qualified or registered or there is no exemption from the qualification or registration provisions under applicable securities laws for the offer and sale of the Units, or (ii) otherwise take any action that may jeopardize the qualification or registration of the Units for sale in any particular state or the availability of an exemption from such qualification or registration requirements.

g) Nasdaq. FPBI shall comply with all applicable market rules of the Nasdaq Stock Market with regard to the Offering and sale of the Units, and, without limiting the forgoing, shall timely file an application for the listing of additional shares, if required by Nasdaq rules.

4) Covenants of FPBI. In addition to all other covenants and agreements of FPBI set forth in this Agreement, FPBI covenants with the Placement Agent as follows:

a) Compliance with Securities Regulations and Commission Requests. FPBI, subject to Section 4(b), will comply with the requirements of Rule 430A of the 1933 Act and will notify the Placement Agent immediately, and confirm the notice in writing, (i) when the Initial Registration Statement, any Rule 462(b) Registration Statement or any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Units for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. FPBI will promptly effect the filings necessary pursuant to Rule 424(b) of the 1933 Act and will take such steps as it deems necessary to ascertain promptly whether the document transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such document. FPBI will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

b) Filing of Amendments. FPBI will give the Placement Agent notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, whether pursuant to the 1933 Act or otherwise, will furnish the Placement Agent with copies of any such documents within a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Placement Agent or counsel for the Placement Agent shall reasonably object.

c) Delivery of Registration Statements. FPBI has furnished or will deliver to the Placement Agent and counsel for the Placement Agent, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith) and signed copies of all consents and certificates of experts. The copies of the Registration Statement and each amendment thereto furnished to the Placement Agent will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

d) Delivery of Prospectuses. FPBI has delivered to Placement Agent, without charge, as many copies of each preliminary prospectus as Placement Agent reasonably requested, and FPBI hereby consents to the use of such copies for purposes permitted by the 1933 Act. FPBI will furnish to Placement Agent, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as Placement Agent may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Placement Agent will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

e) Continued Compliance with Securities Laws. FPBI will comply with the 1933 Act, the 1933 Act Regulations so as to permit the completion of the distribution of the Units as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Units, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Placement Agent or for FPBI, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, FPBI will promptly prepare and file with the Commission, subject to Section 4(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and FPBI will furnish to the Placement Agent such number of copies of such amendment or supplement as the Placement Agent may reasonably request.

f) Restriction on Sale of Units. FPBI will not, without the prior written consent of Placement Agent, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by FPBI or any affiliate of FPBI or any person in privity with FPBI or any affiliate of FPBI), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any shares of FPBI’s Common Stock, preferred stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, shares of FPBI’s Common Stock, preferred stock or other capital stock, or publicly announce an intention to effect any such transaction, for a period beginning on and including the date of this Agreement through and including the date which is one hundred fifty days after the date of this Agreement; provided, however, that (A) FPBI may issue and sell Units pursuant to this Agreement, (B) FPBI may issue and sell Common Stock and options to purchase Common Stock pursuant to any employee or director stock option or stock purchase plans as in effect on the date of this Agreement (so long as each such plan is described in the Prospectus), and (C) FPBI may issue Common Stock upon the exercise of stock options outstanding on the date of this Agreement and referred to in the Prospectus or stock options issued after the date of this Agreement pursuant to any such plan referred to in clause (B) of this sentence.

g) Reporting Requirements. FPBI, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

h) Preparation of Prospectus. Immediately following the execution of this Agreement, FPBI will, subject to Section 4(b) hereof, prepare the Prospectus containing the Rule 430A Information and other selling terms of the Units, and such other information as may be required by the 1933 Act or the 1933 Act Regulations or as the Placement Agent and FPBI may deem appropriate, and will file or transmit for filing with the Commission, in accordance with Rule 424(b), copies of the Prospectus. “Rule 430A Information” means the information included in the Prospectus that was omitted from the Initial Registration Statement at the time it became effective but that is deemed to be a part of the Initial Registration Statement at the time it became effective pursuant to Rule 430A.

i) Use of Proceeds. FPBI will apply the net proceeds received by it from the sale of the Units substantially in the manner set forth in the Prospectus.

j) Additional Information. FPBI shall cause its representatives to be available to answer questions of and provide additional information to potential investors. FPBI further agrees to provide you with access to its officers, directors, employees, counsel, accountants, and consultants, and to provide all reasonably necessary assistance to your performance under this Agreement. In addition, FPBI shall promptly furnish to you the names and addresses of all persons and entities with which FPBI has had, or does have, discussions or contacts concerning the Offering.

k) Suitability Standards. Neither you nor any Selected Dealer shall solicit subscriptions for Shares from any investor who you reasonably believe, based on the information provided by the investor, does not meet the suitability standards set forth in the Securities Order Form pursuant to which investors will subscribe for the Offering.

5) Covenants of the Placement Agent. In addition to all other covenants and agreements of the Placement Agent set forth in this Agreement, you covenant and agree as follows:

a) Information. Neither you nor any Selected Dealer shall give any information or make any representations in connection with the Offering of the Units other than those contained in the Prospectus or other information provided by FPBI for delivery or disclosure to prospective investors.

b) Registered Broker. You and each of the Selected Dealers are, and will continue to be, registered as a broker-dealer under the Exchange Act and a member in good standing of FINRA. You are properly registered as a broker-dealer under the applicable laws of the State of Florida, and you or at least one of the Selected Dealers are, and will continue to be, properly registered as a broker/dealer in each state where required to serve as a broker/dealer in connection with the Offering.

c) Comply with Legal Requirements. You and each of the Selected Dealer shall comply with all applicable requirements of the Exchange Act, any applicable rules and regulations promulgated under the Exchange Act, including, but not limited to, SEC Rule 15c2-4, any applicable state securities laws and the rules and regulations thereunder, and the regulations of FINRA relating to the offering of the Units. Further, you shall use your best efforts to conduct the Offering in a manner intended to be in compliance with the offering procedures set forth in the Prospectus and in compliance with the 1933 Act and the laws of all other applicable jurisdictions.

d) Material Misrepresentations. You agree not to make any untrue statement of a material fact or omit to state any material fact necessary to be stated, to make statements made by you, in light of the circumstances under which they were made, not misleading; except that FPBI acknowledges that you make no representation, warranty, or covenant with respect to statements or omissions made in reliance upon and in conformity with information in the Prospectus, as amended or supplemented from time to time (excluding information provided by the Placement Agent) or furnished by FPBI or any affiliate, representative, or agent of FPBI (excluding the Placement Agent).

6) Closing Conditions. The obligations of the Placement Agent hereunder shall be subject to the continuing accuracy and performance of the representations, warranties, and covenants of FPBI and to the following terms and conditions:

a) FPBI’s Representations and Warranties. On the date of this Agreement and at the Closing, FPBI’s representations and warranties shall be true in all material respects. For purposes of this section, representations and warranties made with respect to specified dates need only to have been true in all material respects as of such dates or events.

b) Opinion of Counsel. At the Closing, FPBI shall deliver the opinion of Igler & Dougherty, P.A., FPBI’s counsel, dated as of the date of Closing, substantially in the form of Exhibit B hereto, together with such additions or changes as shall be satisfactory to the Placement Agent and its counsel.

c) No Material Adverse Change. Since the respective dates as of which information is given in the Prospectus, as amended and supplemented from time to time:

i) there shall not have been any material adverse change (A) in the ability of FPBI to conduct any of its current or proposed business (whether by reason of any court, legislative, other governmental action, order, decree, or otherwise), or (B) in the general affairs, management, financial position, or results of operations of FPBI, whether or not arising from transactions in the ordinary course of business; and

ii) FPBI has not sustained any loss or interference from any strike, fire, flood, windstorm, accident, or other calamity (whether or not insured), where such loss or interference is material to FPBI and such loss or interference constitutes a change which materially and adversely affects the business or prospects of FPBI.

d) Closing Certificate. FPBI shall have delivered a certificate dated as of the Closing date substantially in the form of Exhibit C hereto.

e) Comfort Letter. At the time of the execution of this Agreement, Placement Agent shall have received from Hacker, Johnson & Smith, P.A. a letter, dated the date of this Agreement and in form and substance satisfactory to the Placement Agent, together with signed or reproduced copies of such letter for each other member of the Selected Dealers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to the financial statements and certain financial information of FPBI contained in the Registration Statement or the Prospectus.

f) Bring-down Comfort Letter. At each Closing, the Placement Agent shall have received from Hacker, Johnson & Smith, P.A. a letter, dated as of the date of the Closing and in form and substance satisfactory to the Placement Agent, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to date of the Closing.

g) Approval of Listing. At each Closing, if any, the Common Stock underlying the Units and Warrants to be sold to investors at such time shall have been approved for listing on the Nasdaq Capital Market, subject only to official notice of issuance.

h) No Objection. FINRA shall have confirmed in writing that it has no objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

i) Pre-Closing Transactions. FPBI shall have provided proof to Placement Agent that FPBI has increased its authorized shares of Common Stock to a level necessary to accommodate the Offering.

If any condition specified in this Section 6 shall not have been fulfilled, you may terminate this Agreement or, if you so elect, waive any such condition that has not been fulfilled or extend the time for its fulfillment. Any termination under this Section 6 shall be without liability to any party hereto, except pursuant to Sections 7 and 8, which shall survive the termination of this Agreement. Termination of this Agreement under this Section will be effective immediately upon our receipt of notice of termination from you.

7) Compensation and Expenses.

a) Placement Fees. For your services in connection with the Offering, FPBI shall pay to you selling commissions (“Placement Fees”) equal to six percent (6%) of the dollar amount of all Units sold, except for (X) sales to FPBI’s common shareholders of record as of June 15, 2010, with regard to which FPBI shall pay you a selling commission of two percent (2%) of the dollar amount of such sales and (Y) sales to members of FPBI’s board of directors, FPBI’s officers, FPBI’s employees, or any of their immediate families, with regard to which you will not receive any selling commissions. Additionally, the parties hereto hereby acknowledge that in connection with a prior offering and placement agent agreement, both of which have expired, FPBI previously paid to you a non-refundable financial advisory fee of $30,000 in cash (the “Financial Advisory Fee”), receipt of which you hereby acknowledge, for the services you rendered to FPBI in connection with that offering, including financial planning advisory services previously provided by you to FPBI.

FPBI acknowledges that Placement Agent will be the only broker/dealer to assist it in the sale of the Units, as provided in the Prospectus. The Placement Agent may enter into an agreement with respect to the sharing of the Placement Fees as outlined in this Section 7 and FPBI shall be advised of such agreement. If FPBI and Placement Agent determine that other broker dealers, including any Selected Dealers, are to be utilized, the Placement Fee shall remain unchanged with respect to such sales, and the Placement Agent may share a portion of the Placement Fee with any such participating dealer as determined in the sole discretion of the Placement Agent pursuant to one or more written selling group agreements between the Placement Agent and such participating broker dealers. Any broker/dealer participating will identify its and its customers’ names prior to the confirmation of such orders.

b) Placement Agent Expenses. FPBI agrees to reimburse the Placement Agent for all of its reasonable, customary, and accountable out-of-pocket expenses incurred in connection with the Offering and preparing for the Offering including, without limitation, legal fees and expenses, postage, overnight delivery, database services, copying charges, telephone charges, meals, travel and lodging related expenses (including but not limited to visits to FPBI or investor presentations); provided, however, that such reimbursements shall not exceed $50,000 unless pre-approved by FPBI in writing. If the Offering is extended beyond [                    ], 2010, FPBI agrees to negotiate in good faith with Placement Agent for reasonable additional legal fee reimbursements if the Placement Agent’s legal expenses exceed the prescribed limits set forth above; provided that in no event will the total aggregate reimbursements exceed $75,000.

The reimbursement of out-of-pocket expenses pursuant to this Section 7(b) (including legal fees and expenses) need not be approved by FPBI in advance of such payment or to qualify for the reimbursement hereunder, provided the total remains less than the forgoing cap of $50,000 (or $75,000 if the Offering is extended beyond [                    ], 2010) and an itemization of such expenses are furnished to FPBI upon its request. All out-of-pocket expenses (including legal fees and expenses) will be billed to

FPBI monthly and shall be payable promptly upon receipt. Upon request of Placement Agent, FPBI shall pay Placement Agent’s counsel directly for all legal expenses related to the Offering. The out-of-pocket reimbursement of expenses and legal fees described in this Section 7 shall be paid regardless of whether the Offering is completed or not for any reason, including market conditions, unless the Offering is not completed because of Placement Agent’s refusal (except for bona fide reasons related to FPBI, its officers, directors, employees, or agents, or market conditions) to perform or breach of this Agreement.

c) FPBI Expenses. FPBI shall pay all of the costs and expenses of the Offering customarily borne by issuers, including without limitation all (i) legal fees and expenses, (ii) Blue Sky fees and expenses, (iii) accounting fees and expenses (including all comfort letters required by this Agreement), (iv) costs and expenses incidental to management’s and the Placement Agent’s participation in any road show including the food, beverage, hotel and room rental costs of such road show (subject to the cap imposed by Section 7(b) above), (v) costs and expenses relating to the preparation, filing, printing, and delivery of the Registration Statement, Placement Agreement, the Prospectus, and all other subscription documents, (vi) the issuance of the Units, (vii) the preparation and delivery of certificates for the shares underlying the Units and Warrants, (viii) state and other filing fees, and (ix) all transfer taxes, if any, with respect to the sale and delivery of the Units.

d) Payment Due at Closing. Notwithstanding anything to the contrary in this Agreement, at the initial Closing and each time thereafter that FPBI consummates the sale of Units with regard to which Placement Agent is due Placement Fees, FPBI shall pay the Placement Agent all Placement Fees and all other amounts payable pursuant to this Agreement, to the extent not previously paid by FPBI.

8) Indemnification and Contribution.

a) Indemnification by FPBI. Subject to the conditions set forth below, FPBI hereby indemnifies and holds harmless (1) you and your affiliates, members, directors, officers, agents, employees, and each other person, if any, who controls (within the meaning of Section 15 of the 1933 Act) you or any of your affiliates, and (2) any Selected Dealers and their respective affiliates, members, directors, officers, agents, employees, and each other person, if any, who controls (within the meaning of Section 15 of the 1933 Act) them or any of their affiliates, against any and all loss, liability, claim, damage, and reasonable expense whatsoever (including, without limitation, any and all expense reasonably incurred in investigating, preparing, or defending against any litigation, investigation, or claim, commenced or threatened):

i) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Prospectus (as from time to time amended or supplemented) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, under the circumstances of which they were made, not misleading;

ii) to the extent of the aggregate amount paid in settlement of any litigation or other proceeding, commenced or threatened, or of any claim whatsoever, based upon any such actual or alleged untrue statement, omission, or misrepresentation or breach or failure, if such settlement is effected with the written consent of FPBI, which consent shall not unreasonably be withheld; and/or

iii) arising out of or based upon any material misrepresentation or material breach of warranty or covenant by FPBI set forth in this Agreement or any failure or alleged failure by FPBI to comply with the material provisions of this Agreement or applicable laws, rules, and regulations;

provided, however, that FPBI will not be liable in any such case to the extent that:

i) any such claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus (as amended or supplemented) or in any Blue Sky applications or filings in reliance upon and in conformity with the written information regarding the Placement Agent or any Selected Dealer furnished by or on behalf of the Placement Agent to FPBI expressly for use therein; or

ii) such statement or omission was contained or made in the Prospectus and was corrected in an amendment or supplement thereto delivered to the Placement Agent prior to Closing, and (1) any such claim suffered or incurred by the Placement Agent (or any indemnity under this Section 8(a)) resulted from an action, claim, or suit by any person who purchased Units that are the subject thereof from the Placement Agent (or any indemnity under this Section 8(a) in the Offering, and (2) such Placement Agent (or any indemnity under this Section 8(a)) failed to deliver a copy of the Prospectus as then amended or supplemented to such person at or prior to the sale of such Units.

b) Procedure for Indemnification by FPBI. If any action is brought against any such indemnified person in respect of which indemnity may be sought against FPBI pursuant to the foregoing paragraphs, the indemnified party shall notify FPBI of such action in writing within 10 days of the institution of such action and FPBI shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all expenses; provided, however, that failure to so notify FPBI shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Section 8. Such indemnified party shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at such party’s own expense, unless: (i) the employment of such counsel shall have been authorized in writing by FPBI in connection with the defense of such action; or (ii) FPBI shall not have employed counsel to have charge of the defense of such action; or (iii) the indemnified party’s or parties’ counsel, in a written opinion addressed to FPBI, shall have reasonably concluded that there are defenses available to such indemnified party that are different from or additional to those available to FPBI (in which case FPBI shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by FPBI. Anything in this paragraph to the contrary notwithstanding, FPBI shall not be liable for any settlement of any such claim or action effected without its written consent, which consent shall not unreasonably be withheld. The indemnity agreement of FPBI contained in this Section 8 and its representations and warranties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of you or any indemnified person, and shall survive any termination of this Agreement and the sale and delivery of the Units. FPBI agrees to promptly notify you of the commencement of any investigation, litigation, or proceedings against FPBI in connection with the Offering or sale of the Units.

c) Indemnification by the Placement Agent. Subject to the conditions set forth below, you will indemnify and hold harmless FPBI and its affiliates, members, directors, officers, agents, employees, and each other person, if any, who controls (within the meaning of Section 15 of the 1933 Act) FPBI or any of its affiliates, against any and all loss, liability, claim, damage, and reasonable expense whatsoever (including, without limitation, any and all expense reasonably incurred in investigating, preparing, or defending against any litigation, investigation, or claim, commenced or threatened):

i) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Prospectus (each as from time to time amended or supplemented) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with written information furnished to FPBI by you or your agents or any Selected Dealer with respect to you or any Selected Dealer expressly for use in the Prospectus or any amendment or supplement thereof;

ii) to the extent of the aggregate amount paid in settlement of any litigation or other proceeding, commenced or threatened, or of any claim whatsoever, based upon any such actual or alleged untrue statement or omission or misrepresentation or breach or failure if such settlement is effected with your written consent, which consent shall not unreasonably be withheld; and/or

iii) arising out of or based upon any material misrepresentation or material breach of warranty or covenant by you set forth in this Agreement, or any failure or alleged failure by you to comply with the material provisions of this Agreement or applicable laws, rules, and regulations.

d) Procedure for Indemnification by the Placement Agent. If any action is brought against any such indemnified person in respect of which indemnity may be sought against you pursuant to the foregoing paragraphs, the indemnified party shall notify you of such action in writing within 10 days of the institution of such action and you shall assume the defense of such action, including the employment of counsel reasonably satisfactory to FPBI or such other indemnified party and payment of expenses; provided, however, that failure to so notify you shall not preclude the indemnified party from any indemnification which it may claim in accordance with this

Section 8. FPBI or such other indemnified party shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at their own expense, unless: (i) the employment of such counsel shall have been authorized in writing by you in connection with the defense of such action; (ii) you shall not have employed counsel to have charge of the defense of such action; or (iii) the indemnified party’s or parties’ counsel, in a written opinion addressed to you, shall have reasonably concluded that there are defenses available to them which are different from or additional to those available to you (in which case you shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by you. Anything in this paragraph to the contrary notwithstanding, you shall not be liable for any settlement of any such claim or action effected without your written consent, which consent shall not unreasonably be withheld. Your indemnity agreement contained in this Section 8 and your representations and warranties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of FPBI or any other indemnified person and shall survive any termination of the Agreement and the sale and delivery of the Units. You agree to promptly notify FPBI of the commencement of any investigation, litigation or proceedings against you in connection with the sale of the Units.

e) Indemnity Not Exclusive. The foregoing indemnities shall be in addition to any other rights either party may have against another, and shall not be exclusive.

f) Contribution. If the indemnification provided for in this Section 8 is unavailable to an indemnified party under subparagraphs (a) or (b) hereof in respect of any losses, claims, damages, or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall, subject to the limitations hereinafter set forth, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative fault of and/or benefit to FPBI, on the one hand, and you, on the other hand, in conjunction with the statement or omissions which resulted in such losses, claims, damages, liabilities, or benefits, as well as any other relevant equitable considerations. The relative benefits to as well as fault of FPBI, on the one hand, and you, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by FPBI or you and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. In no event shall the Placement Agent be liable or responsible for contribution under this Section 8(d) for any amount in excess of the Placement Fees received by the Placement Agent under this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person, if any, who was not guilty of such fraudulent misrepresentation. No party shall be liable for contribution for any settlement of any action or claim effected without its written consent.

9) Duration of Appointment. Your appointment as Placement Agent hereunder shall terminate on the Final Sales Termination Date, except that you will receive fees and expenses to the same extent as provided in Section 7 from all sales of Units occurring within the one-year period after the Final Sales Termination Date to (a) persons from whom you, FPBI, a Selected Dealer, or any of their respective agents received a subscription on or prior to the Final Sales Termination Date or (b) persons who received a Prospectus from you, FPBI or a Selected Dealer, or any of their respective representative agents, on or prior to the Final Sales Termination Date. For these purposes, the term “persons” shall include the subscriber, all persons residing in the same household as the subscriber, and all corporations, partnerships, limited liability companies, trusts, and other entities in which such person has a controlling legal or beneficial interest.

10) Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you, shall be mailed, delivered, or faxed (with a copy sent via U.S. mail) to Jeffrey M. Hunt at Kendrick Pierce & Company Securities, Inc., 511 West Bay Street, Suite 300, Tampa, FL 33606 (with a copy to Gregory C. Yadley, Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Drive, Tampa, Florida 33602) and if sent to FPBI, shall be mailed, delivered, or faxed (with a copy sent via U.S. mail) to David W. Skiles, CEO at FPB Bancorp, Inc., 1301 SE Port St. Lucie Boulevard, Port St. Lucie, Florida 34952 (with a copy to A. George Igler, Esq., Igler & Dougherty, P.A., 2457 Care Drive, Tallahassee, FL 32308). Any party entitled to notice may change the address or person to whom notice is to be sent by giving written notice as provided herein. Notice shall be deemed to be given: if mailed, two business days after being sent via U.S. certified mail, return receipt requested, with postage prepaid; if sent via overnight delivery, one business day after deposit with the courier, with all shipping charges prepaid; if hand-delivered, upon delivery; or, if faxed, upon telephone confirmation of the receipt of the fax.

11) Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon you, FPBI, and the persons referred to in Section 8 hereof, and their respective successors, legal representatives, employees, agents, and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy, or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

12) Construction. This Agreement shall be construed and governed under the internal laws of the State of Florida, without reference to conflicts of laws principles thereunder.

13) Arbitration. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to, this Agreement shall be submitted to and settled by arbitration conducted in St. Lucie County, Florida. The arbitration shall be before (a) one (1) arbitrator selected by mutual agreement of the parties reached fifteen (15) days after the service of the demand for arbitration, or (b) if no mutual agreement can be reached within that time, before a panel of three (3) arbitrators, with each party appointing one arbitrator, and the third to be appointed by the first two arbitrators selected. If either party fails to submit the name of the arbitrator within fifteen (15) days for the demand for arbitration, then the one arbitrator selected shall decide the claim or controversy. Each arbitrator shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of the majority of such arbitrators to appeal or review in any court of law or in equity or by any other tribunal arbitration system or otherwise. Judgment upon any award granted by the majority of such arbitrators may be enforced in any court having jurisdiction thereof.

14) Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, no other provision shall be invalidated or rendered unenforceable by such holding.

15) Entire Agreement. This Agreement and the exhibits hereto evidence the entire agreement between you and FPBI. All prior negotiations and agreements are merged in, and superseded by, this Agreement and there are no agreements, representations, and warranties with respect to the transactions contemplated herein other than those set forth herein. This Agreement specifically supersedes and replaces in its entirety that certain Engagement Agreement between FPBI and you dated May 26, 2009.

16) Representations and Indemnities to Survive Delivery. The respective representations, warranties, and other statements of FPBI and you set forth in or made pursuant to this Agreement will remain in full force and effect for a period of two years after the date of the final Closing, regardless of any investigation made by or on behalf of any party, and will survive sale and delivery of and payment for the Units to be sold hereunder for a period of two years; provided that all agreements of FPBI contained in Sections 7 (Expenses) and Section 8 (Indemnification) herein or in certificates delivered pursuant hereto, and the agreements of the Placement Agent contained in Section 8 (Indemnification) hereof, shall remain operative and in full force and effect regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any Placement Agent, FPBI or other indemnified party, and shall survive the sale and delivery of the Units hereunder indefinitely.

17) Captions. Captions in this Agreement are for convenience only, form no part of this Agreement, and shall not in any manner modify or otherwise affect the interpretation of this Agreement.

18) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall constitute the same instrument; and signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures.

19) Publicity. FPBI and you shall consult with each other with respect to the form and substance of any press release or other formal public disclosure of matters related to the Offering. Except as required by applicable law or regulations, neither you nor FPBI shall issue any such press release during the term of this Agreement without the other party’s prior consent, which may not be unreasonably withheld. FPBI agrees that you shall have the right, subsequent to the Closing of the Offering, to place advertisements at your own cost in financial and other newspapers and journals describing your services hereunder, with the prior approval of FPBI, which approval shall not be unreasonably withheld or delayed. FPBI may not publish, refer to, describe, or characterize your engagement pursuant to this Agreement, or the advice you provide to FPBI, without your prior written consent, which consent shall not be unreasonably withheld or delayed.

20) Confidentiality.

a) To the extent consistent with legal requirements, all information given to the Placement Agent by FPBI, unless publicly available or otherwise available to the Placement Agent without restriction or breach of any confidentiality agreement (“Confidential Information”), will be held by the Placement Agent in confidence and will not be disclosed to anyone other than the Placement Agent’s representatives and advisors without FPBI’s prior approval or used for any purpose other than those referred to in the Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall, in itself, prevent the Placement Agent from engaging in future transactions involving companies in a similar industry to FPBI, provided no Confidential Information is directly or indirectly used in connection with such engagement.

b) Immediately after the Closing of the Offering, or if this Agreement is terminated, the Placement Agent, and its representatives and advisors shall promptly deliver to FPBI or destroy all Confidential Information (including all copies) furnished to the Placement Agent pursuant to this Agreement, except for information kept pursuant to the Placement Agent’s document retention policy.

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Next page is signature page.]

If the foregoing expresses your understanding of the agreement between us, please sign and return a copy of this document to the undersigned, and the same will constitute an agreement between us.

ACCEPTED AS OF                    , 2010

KENDRICK PIERCE & COMPANY SECURITIES, INC.		FPB BANCORP, INC.

By:		By:
	Russell L. Hunt, Chief Executive Officer	David W. Skiles, Chief Executive Officer

EXHIBIT A

FPB BANCORP, INC.

SELECTED DEALER AGREEMENT

[                    ], 2010

Ladies and Gentlemen:

1. Offering. Pursuant to a Placement Agent Agreement dated [                    ], 2010 (the “Placement Agent Agreement”), Kendrick Pierce & Company Securities, Inc. (the “Placement Agent,” “we,” or “us”), has agreed to assist FPB Bancorp, Inc. (“FPBI”), on a best efforts basis, in connection with a public offering (the “Offering”) of up to 2,500,000 units (the “Units”) of FPBI, with each unit consisting of four shares of FPBI’s common stock, par value $0.01 per share (the “Common Stock”), and a warrant to purchase up to one share of Common Stock, which will be registered on a Form S-1 Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”). The Units and the terms upon which they are being offered and sold are more fully described in the enclosed Prospectus dated [                    ], 2010 (the “Prospectus”), which forms a part of the Registration Statement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Placement Agent Agreement.

2. Selected Dealer Qualifications and Compensation. We have agreed with FPBI to manage the sale of the Units on a best efforts basis. On behalf of the FPBI, and subject to the terms and conditions contained herein, we are offering to you and certain other licensed “dealers” (as defined Section 2(12) of the 1933 Act) (each a “Selected Dealer” and sometimes, in the case of the recipient of this letter, “you”) the opportunity to offer a portion of the Units for sale to your and their customers, for which effort we will, subject to the remaining provisions of this Agreement, pay each such Selected Dealer a fee as follows: (i)     percent (    %) of the total purchase price of that number of Units which are purchased by its customers who are FPBI shareholders of record as of June 15, 2010 or (ii)     percent (    %) of the total purchase price of that number of Units which are purchased by its customers who are not shareholders of record as of such date. This Agreement is not effective with respect to, and no fee will be earned or paid as a result of the sale of Units sold in the Offering to directors, officers, or employees of the FPBI (or their immediate family members). This offer is made only to Selected Dealers actually engaged in the investment banking or securities business that are broker-dealers eligible to participate in the Offering in accordance with the rules of FINRA and are members in good standing of FINRA that will agree to comply with the rules of the FINRA. You agree to comply with the rules of FINRA. In particular, you acknowledge that you are aware of your obligations pursuant to Rules 2420, 2730, 2740 and 2750 of FINRA.

3. Compliance With Laws and Placement Agent Agreement. Upon becoming a Selected Dealer by signing and returning the enclosed acceptance letter, and in offering and selling the Units, you agree to comply with the requirements of the 1933 Act, the Units Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations of the Units and Exchange Commission (the “SEC”), and the applicable laws, rules, and regulations of any state or securities exchange having jurisdiction over the Offering. You confirm that you are familiar with Rule 15c2-4 under the Exchange Act (regarding receipt of customer funds in best efforts Offering) and with other applicable rules under the Exchange Act, and you hereby agree that you shall comply with Rule 15c2-4 under the Exchange Act, as well as all other applicable rules under the Exchange Act. Without limiting the forgoing, you shall deliver all subscription proceeds to the Escrow Agent by noon of the first business day following the date of you receive such proceeds.

4. Sales Material and Manner. You agree to accept subscriptions for Units only from investors who have received a copy of the Prospectus. In connection with the sale of Units, no person shall be authorized to provide any information or to make any representation other than those contained in the Prospectus and any supplements and amendments or additions thereto or authorized supplemental sales literature used in conjunction therewith, or to offer Units to any potential investor or to the public through any advertisement, article, notice, or communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or any seminar that, in each case, has not been authorized by FPBI and the Placement Agent in writing.

5. Copies. We hereby confirm that we will make available to you such number of copies of the Prospectus and any subscription documents (as amended or supplemented), as you may reasonably request for the purposes contemplated by the 1933 Act or the Exchange Act, or the rules and regulations of the SEC.

6. Subscriptions. We shall have full authority to take such actions as we may deem advisable in respect to all matters pertaining to the offering of the Units. Subscriptions for Units will be strictly subject to confirmation, and we reserve the right in our complete discretion to reject any subscription, in whole or in part, and to accept or reject subscriptions in the order of their receipt or otherwise, and to allot. You agree to advise us from time to time, upon our request, of the number of Units as to which you have received subscriptions pursuant to this Agreement.

7. No Agency. No Selected Dealer is authorized to act as our agent, or otherwise to act on our behalf, in offering or selling the Units or to furnish any information or make any representation except as contained in the Prospectus.

8. Waiver. Nothing will constitute the Selected Dealer as an association with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of the value, validity, or form of the Units or the delivery of the certificates therefor, or the performance by anyone of any agreement on its part, or the qualification of the Units for sale under the laws of any jurisdiction, or for or in respect of any other matter relating to this Agreement, except for lack of good faith and obligations expressly assumed by us in this Agreement. The foregoing provisions shall not be deemed a waiver of any liability imposed under the Act.

9. Representations and Warranties of Selected Dealer. You represent, warrant, and agree that:

(a) You are registered as a broker-dealer under the Exchange Act and a member in good standing of FINRA. You are properly registered as a broker-dealer under the applicable laws of those states listed on Exhibit A attached hereto and incorporated by reference herein and each other state where required to serve as a broker-dealer in connection with the Offering.

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(b) Neither you nor any affiliated entity nor any director, officer, or general partner of you nor any beneficial owner of 10% or more of any class of the equity securities of you (beneficial ownership meaning the power to vote or direct the vote and/or the power to dispose or direct the disposition of such securities):

(i) Has filed a registration statement, or is named as an underwriter in connection with a registration or offering statement, which is the subject of any pending SEC proceeding or examination under Section 8 of Rule 261 under the 1933 Act or which is the subject of a currently effective refusal order entered by the SEC or stop order entered pursuant to the law of any state since November 30, 2004 (five years prior to the commencement of the Offering);

(ii) Has been convicted of a misdemeanor or felony within the last 10 years in connection with the offer, purchase, or sale of any security or commodity, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or involving theft, fraud, breach of fiduciary duty, deceit or intentional wrongdoing, or which is a crime involving moral turpitude, or within the last five years of a misdemeanor or felony which is a criminal violation of statutes designed to protect consumers against unlawful practices involving insurance, securities, commodities or commodity futures, real estate, franchises, business opportunities, consumer goods, or other goods and services;

(iii) Is currently subject to any administrative order or judgment entered since November 30, 2004 arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or involving theft, fraud, or fraudulent conduct, or breach of fiduciary duty, or has been the subject of or is subject to any administrative order or judgment in which fraud, deceit, or intentional wrongdoing, including but not limited to making untrue statements of material facts or omitting to state material facts, was found and the order or judgment was entered since November 30, 2004;

(iv) Is currently subject to any administrative order or judgment which prohibits the use of any exemption from registration in connection with the purchase or sale of securities, or to any SEC or other censure based on a finding of false filing;

(v) Is subject to any administrative order or order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily restraining or enjoining or is subject to any order, judgment, or decree of any court of competent jurisdiction entered since November 30, 2004, permanently restraining or

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enjoining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security of commodity or involving the making of any false filing with the SEC or any state or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or which restrains or enjoins such person from activities subject to federal or state statutes designed to protect consumers against unlawful or deceptive practices involving insurance, commodities, or commodity futures, real estate, franchises, business opportunities, consumer goods, or other goods and services; or

(vi) Is suspended or expelled from membership in, or suspended or barred from association with a member of, an exchange registered as a national securities exchange, an association registered as a national securities association, or a Canadian securities exchange or association.

(c) Since January 1, 2007, neither you nor any related person as defined in FINRA Corporate Financing Rule 2710(a)(6) has (i) purchased unregistered equity securities of FPBI or any of its corporate affiliates; or (ii) entered into any other arrangement that provides for the receipt of any item of value (as such term is defined in the FINRA Corporate Financing Rules) or transfer of any warrants, options, or other securities from FPBI or any of its corporate affiliates.

10. Indemnification by FPBI. Subject to the conditions set forth below, pursuant to the Placement Agent Agreement, FPBI has agreed to indemnify and hold harmless (1) us, each person, if any, who controls us within the meaning of Section 15 of the Act, or is an employee, agent, or attorney of the foregoing and (2) any Selected Dealer, as provided in the Placement Agent Agreement.

11. Indemnification by You; Contribution. Subject to the conditions set forth below, you will indemnify and hold harmless FPBI, us and each person, if any, who controls FPBI or us within the meaning of Section 15 of the Act, or is an affiliate, director, employee, agent or attorney of FPBI or us:

(a) against any and all loss, liability, claim, damage, and expense whatsoever (including, without limitation, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation or investigation, commenced or threatened, or any claim whatsoever) arising out of or based upon (i) any statements, acts, or omissions by you in connection with the offer or sale of the Units not expressly authorized by FPBI or us; or (ii) any material misrepresentation or material breach of warranty or covenant by you set forth in this Agreement, or any failure or alleged failure by you to comply with the material provisions of this Agreement or applicable laws, rules, and regulations; and

(b) against any and all loss, liability, claim, damage, and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation or other proceeding, commenced or threatened, or of any claim whatsoever, based upon any such actual or alleged untrue statement or omission or misrepresentation or breach or failure

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(including, without limitation, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any such litigation or claim) if such settlement is effected with your written consent, which shall not be unreasonably withheld.

(c) If any action is brought against FPBI, us, or any such controlling persons, employees, agents, or attorneys in respect of which indemnity may be sought against you pursuant to the foregoing paragraphs, the indemnified party shall notify you of such action in writing within 10 days of the institution of such action and you shall assume the defense of such action, including the employment of counsel reasonably satisfactory to FPBI, us, or such other indemnified party and payment of expenses. FPBI, we, or such other indemnified party shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at their (or our, as the case may be) own expense, unless: (i) the employment of such counsel shall have been authorized in writing by you in connection with the defense of such action; (ii) you shall not have employed counsel to have charge of the defense of such action; or (iii) the indemnified party or parties shall have reasonably concluded, and your counsel shall have concurred in the conclusion, that there are defenses available to them (or us, as the case may be) which are different from or additional to those available to you (in which case you shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by you. Anything in this paragraph to the contrary notwithstanding, you shall not be liable for any settlement of any such claim or action effected without your written consent, which shall not be unreasonably withheld. Your indemnity agreement contained in this Section 11 and your representations and warranties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of FPBI or us and shall survive any termination of the Agreement and the sale and delivery of the Units. You agree to promptly notify FPBI and us of the commencement of any investigation, litigation, or proceedings against you in connection with the sale of the Units. The foregoing indemnity shall be in addition to any other rights any party may have against another, and shall not be exclusive.

(d) If the indemnification provided for in this Agreement is unavailable to an indemnified party in respect of any losses, claims, damages, or liabilities referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall, subject to the limitations hereinafter set forth, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative fault of and/or benefit to FPBI, us and you, in conjunction with the statement or omissions which resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative benefits to as well as fault of FPBI, us and you shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by FPBI, us and you and the parties’ relative intent, knowledge, access to information, and opportunities to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

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12. Termination. Unless earlier terminated by us, this Agreement shall terminate at the close of business on [                    ], 2010. We may terminate this Agreement or any provision hereof at any time by written or telegraphic notice to you.

13. Notice. Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, or telegraphed to you at the address to which this agreement is mailed.

14. Governing Law; Captions. This agreement shall be governed by the laws of the State of Florida, without regard for its conflict of laws principles. Captions used herein are for the convenience of the partners only and are not intended to be used in the interpretation of this Agreement.

15. Entire Agreement. This Agreement evidences the entire agreement between us. All prior negotiations and agreements are merged in, and superseded by, this Agreement and there are no agreements, representations, and warranties with respect to the transactions contemplated herein other than those set forth herein.

16. Confirmation. Please confirm your agreement hereto by signing the acceptance below and returning an original of this signature page to the Placement Agent, at Kendrick Pierce & Company Securities, Inc., attention Jeffrey M. Hunt, 511 West Bay Street, Suite 300, Tampa, FL 33606.

Very truly yours,

KENDRICK PIERCE & COMPANY SECURITIES, INC.

By:
Jeffrey M. Hunt, President

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ACCEPTANCE:

We hereby confirm our agreement to all the terms and conditions stated in the foregoing Selected Dealer Agreement. We acknowledge receipt of the Prospectus and the Placement Agent Agreement relating to the Units and we further state that in agreeing to such terms and conditions, we have relied upon the Prospectus and no other statements whatsoever, written or oral. In addition, we confirm that we are broker-dealers actually engaged in the investment banking or securities business, that we are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and that we will comply with the rules of FINRA, the Exchange Act, the Securities Act, and the regulations issued under them including, without limitation, Regulation D.

(Please print or type name of firm)

By:
(Authorized Representative)

Dated: , 2009

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EXHIBIT B

FORM OF COMPANY COUNSEL OPINION

[                     ], 2010

Kendrick Pierce & Company Securities, Inc.

511 West Bay Street, Suite 300

Tampa, FL 33606

Re:	FPB Bancorp, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 6(c) of that certain Placement Agent Agreement, dated as of [                    ], 2010 (the “Agreement”), by and among FPB Bancorp, Inc., a Florida-chartered commercial bank (the “FPBI”), and Kendrick Pierce & Company Securities, Inc. (the “Placement Agent”). We have acted as counsel for FPBI in connection with FPBI’s issuance and sale as of the date hereof of up to 2,500,000 units (the “Units”) of FPBI, with each unit consisting of four shares of FPBI’s Common Stock, par value $0.01 per share (the “Common Stock”), and a warrant to purchase up to one share of FPBI’s Common Stock (the “Warrants”). Except as otherwise indicated herein, terms defined in the Agreement are used herein as therein defined.

In rendering our opinion herein, we have relied, with your approval, as to factual matters that affect our opinions, on, among other things, our examination of the following documents, and have made no independent verification of the facts or other matters asserted to be true and correct therein:

1.	The Agreement.

2.	The Articles of Incorporation of FPBI and all amendments thereto (the “FPBI’s Articles”).

3.	The Bylaws of FPBI and all amendments thereto (the “FPBI’s Bylaws”).

4.	A Certificate of the Secretary of State of the State of Florida, dated , 2010, attesting to the continued existence in good standing of FPBI in its state of incorporation.

5.	Unanimous Written Consent or Resolution of the Board of Directors, dated as of , 2010.

6.	Officers’ Certificate, dated as of , 2010 (the “Certificate”).

7.	The Placement Agent Agreement.

8.	The Registration Statement, including the Prospectus contained therein.

As used herein, the term “FPBI Entity Documents” refers to the documents listed in Items 2 through 6 above. We have also examined originals or photostatic or certified copies of such other documents, instruments and records and such certificates and other instruments of the parties and public officials, and we have made such investigations of law, as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein.

This opinion letter is furnished at the request of FPBI and the Placement Agent. We do not express any opinion concerning any law other than Federal law and the law of Florida. While certain members of this firm are admitted to practice in other jurisdictions, the opinions expressed herein concern only the effect of Federal law and the laws (excluding the principles of conflict of laws) of Florida as currently in effect.

In making the foregoing examination and rendering the opinions expressed herein, with your permission and without investigation, we have made the assumptions set forth on Schedule I attached hereto and made a part hereof by reference.

Based solely upon the foregoing, and subject to the limitations, exceptions, assumptions and qualifications hereinabove and hereinafter set forth, we are of the opinion that:

(1) Based solely in reliance upon FPBI Entity Documents, FPBI is a corporation organized, validly existing and in good standing under the laws of the State of Florida.

(2) Based solely in reliance upon FPBI Entity Documents, FPBI has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus, and to enter into and perform its obligations under the Underwriting Agreement.

(3) Based solely in reliance upon FPBI Entity Documents, FPBI has all requisite power and authority to execute, deliver and perform the Agreement and to issue, sell and deliver the Units (including the shares underlying the Units and Warrants).

(4) The Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, FPBI, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(5) Based solely in reliance upon FPBI Entity Documents, the Units (including the shares underlying the Units and Warrants) will be, upon issuance and delivery against payment therefore, duly authorized and validly issued and fully paid and non-assessable.

(6) The authorized, issued and outstanding capital stock of FPBI is as set forth in under the caption “Capitalization” in the Prospectus (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to employee or director stock option or stock purchase plans referred to in the Prospectus, or pursuant to the exercise of options referred to in the Prospectus). The shares of issued and outstanding capital stock of FPBI have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of FPBI was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any securityholder of FPBI or any other person arising under FPBI’s Articles or FPBI’s Bylaws, the laws of the State of Florida or, to our knowledge, otherwise.

(7) To our knowledge, no governmental authority has issued any order that seeks to restrain or prevent, or to investigate, the offer and sale of the Units (including the shares underlying the Units and Warrants), and no proceedings for any such purpose have been instituted or, to our knowledge, threatened.

(8) The issuance of the Units (including the shares underlying the Units and Warrants) is not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of FPBI or any other person arising under FPBI’s Articles or FPBI’s Bylaws, the laws of the State of Florida or, to our knowledge, otherwise.

(9) The Initial Registration Statement and any Rule 462(b) Registration Statement have been declared effective under the 1933 Act; the Prospectus has been filed pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b); and, to our knowledge, no stop order suspending the effectiveness of the Initial Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act, and no proceedings for that purpose have been instituted or are pending or threatened by the Commission.

(10) The Initial Registration Statement and any amendments thereto and any Rule 462(b) Registration Statement, as of their respective effective dates, and the Prospectus and any amendments or supplements thereto, as of their respective issue dates (in each case other than the financial statements and schedules and other financial data included therein or omitted therefrom, as to which we have not been called upon to express an opinion), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

(11) The form of certificate used to evidence the shares of Common Stock, including the Common Stock underlying the Warrants, complies in all material respects with all applicable requirements of the laws of the State of Florida, with any applicable requirements of FPBI’s Articles and FPBI’s Bylaws and with any applicable requirements of the Nasdaq Capital Market.

(12) To our knowledge, except as otherwise disclosed in the Registration Statement and the Prospectus, there is not pending or threatened any action, suit, proceeding, inquiry or investigation to which FPBI or any subsidiary is a party, or to which the property of FPBI or any subsidiary is subject, before or brought by any court or governmental agency or body which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Agreement or the performance by FPBI of its obligations thereunder.

(13) The information in the Prospectus, to the extent that it constitutes matters of law, summaries of legal matters, summaries of provisions of FPBI’s Articles or FPBI’s Bylaws, or any other instruments or agreements, summaries of legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.

(14) (A) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency (other than under the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, which have been obtained, or as may be required under the Units (including the shares underlying the Units and Warrants) or blue sky laws of the various states, as to which we have not been called upon to express an opinion), (B) no authorization, approval, vote or other consent of any shareholder or creditor of FPBI, and (C) to our knowledge, no authorization, approval, vote or other consent of any other person or entity, is necessary or required in connection with the due authorization, execution and delivery of the Agreement or for the offering, issuance, sale or delivery of the Units (including the shares underlying the Units and Warrants).

(15) FPBI is not and, immediately after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company”, as such term is defined in the 1940 Act.

We have participated in conferences with you and your counsel and with representatives of FPBI and it accountants at which conferences the business, affairs and properties of FPBI, the contents of the Prospectus and other related mattes in connection with the issuance and sale of the Units were discussed. Although we have not verified the accuracy or completeness of the statements contained in the Prospectus, nothing has come to our attention which caused us to believe that, at anytime since the commencement of the offering of the Units, the Prospectus, as it may have been amended or supplemented (except as to any financial statements, financial data and supporting schedules contained in such financial statements, as to which we express no belief) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Our opinion herein contained is further subject to the following qualifications:

A. Our opinions are limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

B. Our opinions above are qualified to the extent that they may be subject to or affected by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights and remedies of creditors generally; or (ii) general principles of equity, including duties and standards imposed upon parties to contracts and including requirements of good faith, materiality, reasonableness and fair dealing. We express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to therein, or any other matters inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnity or contribution provision that indemnifies any person against damages arising from its own negligence or misconduct. We express no opinion with respect to federal or state laws and regulations regarding antitrust or unfair competition, nor with respect to local laws (i.e., statutes, administrative decisions and rules and regulations of county, municipal and political subdivisions).

C. The enforcement against FPBI of any rights and remedies is or may be subject to the effect of certain general principles of contract law that include: (i) the unenforceability of provisions in an agreement to the effect that provisions therein may only be amended or waived in writing to the extent that an oral agreement modifying such provision has been entered into; and (ii) the general rule that, where less than all of any agreement is enforceable, the balance is enforceable only when the unenforceable portion is not an essential part of the agreed-upon exchange.

D. We express no opinion as to the enforceability of prospective waivers of rights to notice or a hearing, or other rights granted by constitution or statute, powers of attorney, provisions purporting to relieve parties of the consequences of their own negligence or misconduct, provisions purporting to establish evidentiary standards or provisions as to the vesting of jurisdiction in, or the consent to the exercise of jurisdiction by, any court where the exercise of such jurisdiction is within the discretion of such court, or the court is not a court of general jurisdiction.

E. The qualification of any opinion or statement herein by the use of the words “to our knowledge” or words of similar import means that during the course of our representation of FPBI, no information has come to our attention which gives us actual knowledge of the existence of such matters, documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts (and have not caused to be made any review of any court file or indices) and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us. Further, the words “to our knowledge” or words of similar import, as used herein, are intended to be limited to the actual current recollection of those attorneys in this firm who have given substantive attention to the transaction that is the subject of the opinion and does not include constructive knowledge of matters or information.

F. In rendering the opinions expressed herein, the term “in reliance upon” means that we have relied exclusively upon the certificate, report, opinion or other referenced document; that we have and are under no obligation to independently verify the information contained in that document; and that no independent investigation or due diligence was undertaken by us in connection with, or is to be inferred from, such opinions.

This opinion is rendered on and as of the date hereof, and we disclaim any obligation to supplement this opinion if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

This opinion is solely for use of the addressee hereof in connection with the making of, and confirmation of transactions contemplated by, the Agreement, and may not be published, quoted or filed by you, or relied upon in any respect by any third party, without our prior written consent.

Very truly yours,

SCHEDULE I

LIST OF ASSUMPTIONS

(1)	the legal capacity of each natural person;

(2)	the legal existence of all parties to the transaction other than FPBI;

(3)	the power and authority of each person other than FPBI, or persons acting on behalf of FPBI, to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person;

(4)	the authorization, execution and delivery by each person other than FPBI, or persons acting on behalf of FPBI, of each document executed and delivered or to be executed and delivered by such person;

(5)	the legality, validity, binding effect and enforceability as to each person other than FPBI, or persons acting on behalf of FPBI, of each document executed and delivered or to be executed and delivered and of each other act done or to be done by such person;

(6)	the payment of all required documentary stamp tax, intangible tax, and other taxes and fees imposed upon the execution, filing or recording of documents;

(7)	that there have been no undisclosed modifications of any provision of any document reviewed by us as opining counsel in connection with the rendering of the opinion and no prior waiver of any right or remedy contained in any of the documents;

(8)	the genuineness and authenticity of each signature on all documents reviewed by us as opining counsel, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy, the authenticity of the original of each document received by us as a copy, and that unexecuted copies of documents are identical to those actually executed and delivered to the Placement Agent by FPBI;

(9)	the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within the due diligence review undertaken by us;

(10)	the accuracy as of the date of the opinion as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications;

(11)	that the Placement Agent and the Placement Agent’s counsel have acted in good faith, without notice of adverse claims, and have complied with all laws applicable thereto that affect the transaction;

(12)	that the transaction complies with all tests of good faith, fairness, and conscionability required by law;

(13)	that routine procedural matters such as service of process or qualification to do business in the relevant jurisdiction will be satisfied by the parties seeking to enforce the agreement;

(14)	that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., Lexis or Westlaw) in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit;

(15)	that other agreements related to the transaction will be enforced as written;

(16)	that no action, discretionary or otherwise, will be taken by or on behalf of FPBI in the future that might result in a violation of law or the Agreement;

(17)	that there are no other agreements or understandings among the parties that would modify the terms of the transaction documents or the respective rights or obligations of the parties to those documents;

(18)	that with respect to the transaction and the transaction documents, there has been no mutual mistake of fact and there exists no fraud or duress;

(19)	the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

EXHIBIT C

CLOSING CERTIFICATE OF COMPANY

[Closing Date]

Kendrick Pierce & Company Securities, Inc.

511 West Bay Street, Suite 300

Tampa, FL 33606

Re:	FPB Bancorp, Inc. - Sale of Units

Ladies and Gentlemen:

By authorized signature below, the undersigned hereby certifies to you that as of the date of this certificate:

1. Representations and warranties of the undersigned contained in the Placement Agent Agreement between FPB Bancorp, Inc. and Kendrick Pierce & Company Securities, Inc. dated [                    ], 2010 (the “Placement Agent Agreement”), are true and correct in all material respects; and

2. The undersigned has fulfilled all covenants and agreements set forth in the Placement Agent Agreement and has complied with all conditions set forth in the Placement Agent Agreement on its part to be fulfilled or performed at or prior to the date of this Certificate.

Very truly yours,

FPB Bancorp, Inc.

David W. Skiles, Chief Executive Officer